EXHIBIT 99.1

Valley Financial Corporation▲
               ____________________________________________________________________

FOR RELEASE 4:00 p.m. January 29, 2010

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
(540) 342-2265

DEPRESSED ECONOMY CONTINUES TO WEIGH ON VALLEY FINANCIAL CORPORATION’S PERFORMANCE FOR 2009

ROANOKE, VIRGINIA (January 29, 2010) -- Valley Financial Corporation (NASDAQ Capital Market-VYFC) announced today its consolidated financial results for year ended December 31, 2009.

For the year ended December 31, 2009, the Company reported a net loss of $3.9 million and diluted loss per share of $1.03 as compared to net income of $1.7 million and diluted earnings per share of $0.35 for the year ended December 31, 2008.  After deducting the dividends and discount accretion on preferred stock, net loss available to common shareholders for the year ending December 31, 2009 amounted to $4.8 million.  Return on average total assets was (0.55%) for the year and return on average shareholder’s equity was (6.84%), compared with 0.27% and 3.87% respectively for the same period last year.

Net loss for the three-month period ending December 31, 2009 was $0.9 million compared to a net loss of $0.5 million for the same period last year.  After deducting the dividends and discount accretion on preferred stock, the net loss available to common shareholders for the three-month period ending December 31, 2009 amounted to $1.1 million compared to $0.5 million for the three-month period ending December 31, 2008.

Ellis L. Gutshall, President and CEO said, “Like most financial institutions, we have increased our allowance for loan and lease losses to unprecedented levels during 2009 as a result of the continued depressed economy and its impact on our local customers.  As one of the major financial institutions serving our market, we remain dedicated to working with our borrowers to find innovative workout solutions, which should positively impact our local economy as it recovers.  Our philosophy, which has never wavered since the Bank’s inception 15 years ago, is to be the community bank for the Roanoke Valley.  To this end, senior management is relentlessly focused on improving asset quality; however, the speed at which we recover will be largely dependent upon the speed of the economic recovery in those markets that we serve.”

Capital Levels Increase and Remain Strong

Valley Financial Corporation’s capital levels increased in comparison to the linked quarter ended September 30, 2009 and remain well above the regulatory well-capitalized ratios.  Tier 1 risk-based and total risk-based capital ratios were 12.00% and 13.26%, respectively, at December 31, 2009, compared to the 11.93% and 13.19% reported at September 30, 2009.  Capital levels decreased compared to 13.11% and 14.36%, respectively, at December 31, 2008.

Nonperforming Asset Levels and Credit Losses Increase

The Company’s ratio of non-performing assets as a percentage of total assets increased 207 basis points to 5.10% as of December 31, 2009, as compared to 3.03% as of September 30, 2009 and 362 basis points as compared to 1.48% reported at December 31, 2008.  Non-performing assets increased from $21.6 million at September 30, 2009 to $36.5 million at December 31, 2009.  Non-performing assets consisted of non-accrual loans of $34.0 million and foreclosed property of $2.5 million. Also included in non-performing assets at December 31, 2009 are loans totaling $24,000 that are past due greater than 90 days.  Gutshall stated, “At this time, we believe we are adequately reserved for any potential loss exposure on these relationships.”

Net charge-offs as a percentage of average loans receivable for the year ended December 31, 2009 was 0.94% compared to 0.12% for last year.  Net charge-offs for the year ended December 31, 2009 totaled $5.4 million as compared to $614,000 for 2008.  $3.5 million of charge-offs recorded in 2009 related to one commercial customer who took adversarial actions against the Company during the first half of 2009.

The Company recorded a provision for potential loan losses of $12.4 million for 2009, as compared to $3.3 million for the same period last year.  The ratio of allowance for loan losses as a percentage of total loans increased from 1.37% at December 31, 2008 to 2.54% at December 31, 2009.  At December 31, 2009, the Company’s total reserves amounted to $14.6 million, of which $7.0 million are specific reserves on our impaired loans and $7.6 million are general reserves to cover inherent risks in the loan portfolio based on the current economic environment.

Gutshall stated, “Unfortunately we continue to see weaknesses in the residential and commercial real estate markets as sales activity remains stalled in our market.  The majority of loans carrying specific reserves for potential losses at December 31, 2009 are residential or commercial real estate relationships.  We believe the increase in our total reserves is adequate and appropriate given the continued depressed economic environment at December 31, 2009.  We anticipate our reserves will remain elevated into 2010, as the general state of the economy will dictate future reserves.”

Strong Balance Sheet and Deposit Growth

At December 31, 2009, Valley Financial’s total assets were $716.5 million, total deposits were $552.9 million, total loans stood at $573.7 million and total shareholders' equity was $53.3 million. Compared with December 31, 2008, the Company experienced increases of $42.0 million or 6% in total assets, $86.6 million or 19% in total deposits and $20.7 million or 4% in total gross loans over the twelve-month period.   Gutshall stated, “Our deposit growth for 2009 was outstanding due to the innovative and exciting suite of products and exceptional level of customer service offered to our customers.  We were successful in growing our core deposits by 46% during 2009 and are heavily focused on continuing this trend in 2010.  We have recently rolled out a new savings account that is tied to our My Lifestyle Checking rewards checking account that offers an attractive rate and an automatic method for savings.  Our preliminary results with this product have been phenomenal.”

Average loans for the fourth quarter of 2009 were $579.2 million, down 2% or $8.5 million as compared to the third quarter while average securities were $85.2 million, up 13% or $9.7 million as compared to the third quarter of 2009.  Average deposits were $554.2 million, up $17.9 million or 3% as compared to the $536.3 million for the fourth quarter of 2009.  Gutshall stated, “In addition to a general decline in loan demand as a result of the depressed economic environment, like most banks, we are experiencing accelerated principal payments as businesses and consumers are focused on reducing their debt levels.  During the fourth quarter, principal payments on existing loans within the Company’s portfolio actually exceeded new loan originations, resulting in a decline in the total loans outstanding compared to September 30, 2009.”

Net Interest Income and Margin Improves

The Company’s net interest income was $19.8 million for the year ended December 31, 2009 compared to $17.2 million reported for the same period last year, an increase of 15%.  The Company’s net interest margin was 2.99% for the year ended December 31, 2009, up 9 basis points compared to the 2.90% reported for the same period last year.  Net interest income improved by 13% for the fourth quarter of 2009 as compared to 2008 and the net interest margin improved to 3.01% as compared to 2.93% for the same period.   Gutshall stated, “We are obviously pleased with the growth and improvement in our net interest income and net interest margin, respectively, as compared to the prior year, as we believe this improvement reflects the strength and sustainability of our core business.  We have been successful in reducing our overall cost of funds by 100 basis points for 2009 as compared to 2008 primarily as a result of our exceptional core deposit growth.”

Non Interest Income Improves

Noninterest income for the year ended December 31, 2009 was $2.6 million, $142,000 or 6% above the same period last year.  However, core noninterest income (excluding gains/losses on investments, foreclosed assets, and equipment) totaled $2.3 million as compared to $2.4 million for 2008, a decrease of $100,000 or 4%.  This decline is largely attributable to a reduction in income earned from our investment subsidiary, Valley Wealth Management Services, Inc.

Operating Costs Increase

Non-interest expense for 2009 totaled $16.1 million, up $2.1 million or 15% when compared to $14.0 million reported for the year ended December 31, 2008.  Excluding legal fees, insurance costs, and deposit expenses, noninterest expense increased by $544,000 or 4% as compared to 2008.  The Company experienced significant increases in deposit insurance costs due to the FDIC’s efforts in replenishing the deposit insurance fund, as well as increased legal fees due to issues surrounding the work-out of problem assets and litigation costs.  Deposit expenses increased primarily as a result of program fees associated with our brokered deposit products, including CDARS, which allows customers to receive full FDIC insurance up to balances totaling $50 million.  The Company’s efficiency ratio was 70.52% for 2009, compared to 69.86% for the comparable period of 2008.

About Valley Financial Corporation

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals.  Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton.  Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Non-GAAP Financial Measures
This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Valley Financial Corporation, in referring to its net income, is referring to income under GAAP.

The reconciliation of tax-equivalent net interest income, which is not a measurement under GAAP, to net interest income, is reflected in the table below.

Year Ended 12/31/09
Net interest income, non tax-equivalent	$19,816

Less: tax-exempt interest income	(511)
Add: tax-equivalent of tax-exempt interest income	774

Net interest income, tax-equivalent	$20,079

Forward Looking Statements

Information in this press release contains “forward-looking statements.”  These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

VALLEY FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
Unaudited
	12/31/09	12/31/08
Assets
Cash and due from banks	$8,179	$7,270
Interest-bearing deposits in banks	23,699	26
Investment securities:
Securities available-for-sale	70,485	77,243
Securities held-to-maturity	11,991	10,001
Restricted equity securities	6,172	5,607
Total investment securities	88,648	92,851
Loans	573,725	553,046
Less: allowance for loan losses	(14,584)	(7,592)
Net loans	559,141	545,454

Foreclosed assets, net	2,513	424
Premises and equipment, net	7,742	8,121
Bank owned life insurance	12,930	12,390
Accrued interest receivable	2,489	2,634
Other assets	11,114	5,309
Total assets	$716,455	$674,479

Liabilities and Shareholders’ Equity
Liabilities:
Noninterest-bearing deposits	$17,629	$14,550
Interest-bearing deposits	535,299	451,785
Total deposits	552,928	466,335

Federal Funds purchased	-	11,326
Securities sold under agreements to repurchase	21,304	35,693
FHLB borrowings	68,000	80,000
Trust preferred subordinated debt	16,496	16,496
Accrued interest payable and other liabilities	4,379	6,124
Total liabilities	663,107	615,974

Commitments and contingencies	-	-

Shareholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; 16,019 and 16,019 shares issued and outstanding at December 31, 2009 and 2008, respectively	15,336	15,188
Common stock, no par value; 10,000,000 shares authorized; 4,680,251 and 4,678,851 shares issued and outstanding at December 31, 2009 and 2008, respectively	23,369	23,232
Retained earnings	14,687	19,596
Accumulated other comprehensive income	(44)	489
Total shareholders’ equity	53,348	58,505
Total liabilities and shareholders’ equity	$716,455	$674,479

VALLEY FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)
Unaudited

	3 Months Ended Ene		Year Ended
	12/31/09	12/31/08	12/31/09	12/31/08
Interest Income:
Interest and fees on loans	$7,703	7,719	$30,341	$31,511
Interest on securities	883	1,152	3,862	4,541
Interest on deposits in banks	18	6	28	65
Total interest income	8,604	8,877	34,231	36,117

Interest Expense:
Interest on deposits	2,597	3,234	10,919	14,293
Interest on trust preferred subordinated debt	93	204	475	850
Interest on borrowings	742	879	3,021	3,775
Total interest expense	3,432	4,317	14,415	18,918
Net interest income	5,172	4,560	19,816	17,199

Provision for loan losses	2,557	2,209	12,429	3,323
Net interest income after provision for loan losses	2,615	2,351	7,387	13,876

Noninterest Income:
Service charges on deposit accounts	314	298	1,189	1137
Income earned on bank owned life insurance	132	130	540	551
Realized gain/(loss) on sale of securities	50	-	1,019	(14)
Realized gain/(loss) on sale of foreclosed assets	(527)	-	(692)	6
Other income	102	117	497	731
Total noninterest income	71	545	2,553	2,411

Noninterest Expense:
Compensation expense	2,020	1,908	7,627	7,361
Occupancy and equipment	373	477	1,603	1,626
Data processing expense	275	222	1,060	823
Insurance	343	101	1,355	407
Legal	123	20	586	186
Deposit expense	154	95	505	284
Loan expense	93	118	357	436
Other expense	828	683	3,054	2,911
Total noninterest expense	4,209	3,624	16,147	14,034
Income/(loss) before income taxes	(1,523)	(728)	(6,207)	2,253
Income tax expense	(612)	(251)	(2,331)	577
Net income/(loss)	$(911)	$(477)	$(3,876)	$1,676

Preferred stock dividend and accretion of preferred stock discount	231	53	947	53
Net income/(loss) available to common shareholders	$(1,142)	$(530)	$(4,823)	$1,623

VALLEY FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)
	3 Months Ended		Year Ended
	12/31/09	12/31/08	12/31/09	12/31/08

PER COMMON SHARE
Earnings per share – basic	$(0.24)	$(0.11)	$(1.03)	$0.35
Earnings per share – diluted	$(0.24)	$(0.11)	$(1.03)	$0.35
Book value			$8.13	$9.15

FINANCIAL RATIOS
Return on average assets	(0.50%)	(0.29%)	(0.55%)	0.27%
Return on average shareholders’ equity	(6.54%)	(4.03%)	(6.84%)	3.87%
Net interest margin (FTE)	3.01%	2.93%	2.99%	2.90%
Efficiency - Consolidated	78.34%	69.47%	70.52%	69.86%
Efficiency – Bank only	76.28%	67.13%	68.66%	67.01%
Total risk based capital – Consolidated			13.26%	14.36%
Total risk based capital – Bank only			12.15%	10.25%
Net charge-off to average loans	0.22%	0.00%	0.94%	0.12%

ALLOWANCE FOR LOAN LOSSES
Beginning balance			7,592	4,883
Provision for loan losses			12,429	3,323
Charge-offs			(5,483)	(672)
Recoveries			46	58
Ending balance			14,584	7,592

ASSET QUALITY RATIOS
Nonperforming assets to total assets			5.10%	1.48%
Allowance for loan losses to total loans			2.54%	1.37%
Allowance for loan losses to nonaccrual loans			42.9%	79.6%

COMPOSITION OF RISK ASSETS
Nonperforming loans:
90 days past due			24	57
Nonaccrual			33,997	9,532
OREO/Repos			2,513	424
Troubled Debt Restructurings			-	-
Total nonperforming assets			36,534	10,013